Filed pursuant to Rule 424(b)(2)
Registration No. 333-207546

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 23, 2016)

6,000,000 Shares

Foamix Pharmaceuticals Ltd.

Ordinary Shares

We are offering 5,700,000 of our ordinary shares. In addition, the selling shareholders named herein, consisting of entities affiliated with our senior management, are offering 300,000 ordinary shares. The offering price is $9.50 per ordinary share. Our ordinary shares are listed on the NASDAQ Global Market under the symbol “FOMX.” On September 26, 2016, the last reported sales price of our ordinary shares on the NASDAQ Global Market was $9.83.

We are an “emerging growth company” under federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements.

Investing in our ordinary shares involves a high degree of risk. Before buying any shares, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement, on page 3 of the accompanying prospectus, under Item 3.D. - “Risk Factors” in our most recent Annual Report on Form 20-F and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$9.50	$57,000,000
Underwriting discounts and commissions(1)	$0.57	$3,420,000
Proceeds to Foamix Pharmaceuticals Ltd., before expenses	$8.93	$50,901,000
Proceeds to the selling shareholders, before expenses	$8.93	$2,679,000
(1)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

We have also granted the underwriters an option for a period of 30 days to purchase up to an additional 900,000 ordinary shares. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $3,762,000, and the total proceeds to us, before expenses, will be $58,938,000. We will not receive any of the proceeds from the sale of the ordinary shares by the selling shareholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the ordinary shares is expected to be made on or about September 30, 2016 (“T+2”) only in book-entry form through the facilities of the Depository Trust Company.

Joint Book-Running Managers

Barclays	Credit Suisse	Cowen and Company

Lead Manager

Guggenheim Securities

Prospectus Supplement dated September 28, 2016.

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ABOUT THIS PROSPECTUS SUPPLEMENT

A registration statement on Form F-3 (File No. 333-207546) utilizing a shelf registration process relating to the securities described in this prospectus supplement was initially filed with the Securities and Exchange Commission, or the SEC, on October 21, 2015, and was amended on September 12, 2016, and declared effective on September 23, 2016. Under this shelf registration statement, of which this offering is a part, we may, from time to time, sell up to an aggregate of $150 million of our ordinary shares and certain of our shareholders named herein, or the selling shareholders, may sell up to 331,000 ordinary shares. See “Selling Shareholders.”

This document contains two parts. The first part is this prospectus supplement, which describes the terms of this offering of our ordinary shares by us and the selling shareholders, and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated herein and therein by reference. The second part is the accompanying prospectus, which gives more general information about us, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated herein by reference, the information in this prospectus supplement will supersede and govern. In addition, this prospectus supplement and the accompanying prospectus do not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us, you should refer to that registration statement, which you can obtain from the SEC as described elsewhere in this prospectus supplement under “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We, the selling shareholders and the underwriters have not authorized anyone to provide you with information that is different. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful. We are offering to sell, and seeking offers to buy, our securities offered hereby only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or of any of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to:

“Foamix,” the “Company,” “our company,” the “Registrant,” “us,” “we” and “our” refer to Foamix Pharmaceuticals Ltd., an Israeli company, and its consolidated subsidiaries.

“Our shares,” “ordinary shares” and similar expressions refer to the Registrant’s ordinary shares, par value New Israeli Shekels 0.16 per share.

“Dollars”, “U.S. dollars” or “$” refer to United States Dollars.

“Shekels,” and “NIS” refer to New Israeli Shekels.

“Companies Law” refers to the Israeli Companies Law, 5759-1999, as amended.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Securities Law” refers to the Israeli Securities Law, 5728-1968, as amended.

“NASDAQ” refers to the NASDAQ Global Market.

“SEC” refers to the United States Securities and Exchange Commission.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” sections, starting on page S-7 of this prospectus supplement and page 3 of the accompanying prospectus and under Item 3.D. - “Risk Factors” in our most recent Annual Report on Form 20-F, as well as the financial statements and notes thereto, and the other information incorporated by reference herein, before making an investment decision.

Foamix Pharmaceuticals Ltd.

Overview

We are a clinical-stage specialty pharmaceutical company focused on developing and commercializing our proprietary minocycline foam for the treatment of acne, rosacea, impetigo and other skin conditions. Our lead product candidate, FMX101 for moderate-to-severe acne, is a novel topical foam formulation of the antibiotic minocycline. Our clinically and statistically significant Phase II clinical trial results demonstrate that our minocycline foam 4%, FMX101, provides an effective reduction of inflammatory and non-inflammatory acne lesions, with no drug related systemic side effects and only a few mild and transient dermal side effects. Based on these results, we believe that FMX101 has the potential to become the new standard of care for the moderate-to-severe acne market. Acne afflicts approximately 40-50 million patients in the U.S. annually. As of June 30, 2016, the total market size for branded prescription drugs for acne was estimated to be $3.7 billion per annum. We have commenced two independent Phase III clinical trials in the U.S. for FMX101 in May 2016, and expect to complete such trials in 2017.

Based on the results of FMX101 for moderate-to-severe acne and the dermatological similarities between rosacea lesions and inflammatory acne lesions, we are pursuing an additional indication for a minocycline foam for rosacea, FMX103, which is a version of FMX101 with different concentrations of minocycline. Rosacea is a chronic skin disorder characterized by facial redness and inflammatory lesions. It afflicts approximately 16 million people in the U.S. alone. The most common treatments for rosacea are topical therapies such as Metrogel®, generic metronidazole and Finacea®, as well as oral minocycline or oral doxycycline, such as Oracea®. As of December 31 2015, the total market size for branded prescription drugs for rosacea was estimated to be $1.2 billion per annum. On September 12, 2016 we announced the successful results of a Phase II clinical trial for FMX103 in patients with moderate-to-severe rosacea, who randomly received either FMX103 minocycline foam 3%, FMX103 minocycline foam 1.5% or vehicle foam over a period of 12 weeks, followed by a 4-week post-treatment follow-up evaluation.

We have also completed a Phase II clinical trial for FMX102, our product candidate for the treatment of impetigo. Based on its efficacy and safety profile, we believe it may present an attractive option for the treatment of impetigo, including impetigo caused by methicillin-resistant staphylococcus aureus, or MRSA. With respect to the clinical development plan of FMX102 for the treatment of impetigo, we plan to conduct a phototoxicity study later this year. Upon completion of the study, we intend to submit these results to the FDA and continue discussions regarding additional steps in the clinical development of this program.

Additionally, we are developing several other product candidates, including FDX104, a 4% concentration of doxycycline foam for chemotherapy-induced rashes, for which we completed a Phase II trial in cancer patients in 2015. There are currently no drugs approved for this indication and there is no FDA guidance regarding the clinical and regulatory pathway for such indication. Accordingly, we are continuing to develop the protocol and endpoints for future clinical trials, as well as the pharmacology and toxicology protocols and manufacturing processes.

In September 2015, Bayer Healthcare began selling Finacea® Foam (azelaic acid 15% for the treatment of rosacea) in the U.S. Finacea® Foam is a prescription foam product which was developed as part of a research and development collaboration between Foamix and Bayer, utilizing Foamix’s proprietary foam technology platform. According to our license agreement with Bayer, we are entitled to royalties and certain milestone payments upon commercialization of Finacea Foam, based on Bayer’s net sales of Finacea® Foam. We continue to see quarter-over-quarter growth in the royalties from Bayer.

We developed FMX101, FMX102, FMX103 and FDX104 using our proprietary technology, which includes our foam-based platforms. This technology enables us to formulate and stabilize a wide variety of drugs and deliver them directly to their target site. Our foam platforms have significant advantages over alternative delivery options and are suitable for multiple application sites, creating a potential pipeline of products across a range of conditions to drive future growth. In addition, we have entered into development and license agreements relating to our technology with various pharmaceutical companies including Bayer HealthCare AG, Merz Pharmaceuticals, LLC and Actavis PLC, which have generated a total of $20.4 million in revenues from our inception in 2003 through June 30, 2016.

We are a company incorporated under the Companies Law on January 19, 2003. In September 2014, we consummated our initial public offering in the United States and listed our ordinary shares on NASDAQ. We are registered with the Israeli Registrar of Companies in Jerusalem. Our principal executive offices are located at 2 Holzman St., Weizmann Science Park, Rehovot 7670402, Israel, and our telephone number is +972-8-9316233. The offices of our wholly owned U.S. subsidiary are located at 520 U.S. Highway 22, Bridgewater, New Jersey 08807, and its telephone number is +1-800-775-7936. Our website is www.foamixpharma.com. The information contained on, or that can be accessed through, our website does not constitute a part of this prospectus supplement and is not incorporated by reference herein. Our agent for service of process in the U.S. is Puglisi & Associates, located at 850 Library Ave. Suite 204, Newark, Delaware 19711, and its telephone number is +1 (302) 738-6680.

THE OFFERING

Ordinary shares offered by us
5,700,000 shares (6,600,000 shares if the underwriters exercise their option to purchase additional shares in full).
Ordinary shares offered by the selling shareholders
300,000 shares.
Ordinary shares outstanding prior to the
offering
30,899,397 shares.
Ordinary shares to be outstanding after this offering
36,599,397 shares (37,499,397 shares if the underwriters exercise their option to purchase additional shares in full).
Option to purchase additional shares
We have granted the underwriters an option for a period of 30 days after the date of the underwriting agreement to purchase up to an additional 900,000 ordinary shares from us, as described in “Underwriting.”
Use of proceeds
We estimate that the net proceeds from our issuance and sale of ordinary shares in this offering will be approximately $50.7 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds from this offering will be approximately $58.7 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We will not receive any of the proceeds from the sale of the ordinary shares by the selling shareholders.

We intend to use the net proceeds for (i) further preclinical studies and clinical testing of our existing product candidates, (ii) other research and development efforts to accelerate development opportunities for FMX103, (iii) further expansion of development activities in support of FMX101 and FMX103 follow-on products, (iv) the expansion of product pipeline activities within the dermatology sphere, and (v) other general corporate purposes.

See “Use of Proceeds” on page S-10 of this prospectus supplement.

Risk factors
This investment involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement, page 3 of the accompanying prospectus and in the documents incorporated by reference herein (including under Item 3.D. - “Risk Factors” in our most recent Annual Report on Form 20-F) for a discussion of the risks you should carefully consider before deciding to invest in our ordinary shares.
NASDAQ Capital Market symbol
“FOMX”

Unless otherwise stated, all information in this prospectus supplement is based on 30,899,397 ordinary shares outstanding as of September 26, 2016, and assumes no exercise of the underwriters’ option to purchase additional shares and does not include the following as of that date:

•	2,498,867 ordinary shares issuable upon the exercise of share options outstanding under our 2009 Israeli Share Option Plan and our 2015 Israeli Share Incentive Plan, at a weighted average exercise price of $5.57 per share and 221,205 ordinary shares issuable upon the vesting of outstanding restricted share units; and
•	1,868,038 ordinary shares issuable upon the exercise of outstanding warrants, at an exercise price of $5.04 per share.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our historical consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States and are presented in U.S. dollars. We have derived the following summary consolidated statements of operations data for the years ended December 31, 2015, 2014 and 2013 from our audited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the summary consolidated balance sheet data as of June 30, 2016 and the summary consolidated statements of operations data for the six months ended June 30, 2016 and 2015 from our unaudited condensed consolidated financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited condensed financial data as of June 30, 2016 and for the six months ended June 30, 2016 and 2015, in the opinion of management, contains all adjustments (consisting of only normal recurring adjustments) necessary to fairly state our financial position and results of operations for the period. Our results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. You should read the information presented below together with our consolidated financial statements, the notes to those statements and the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year ended December 31,			Six months ended June 30,
	2015	2014	2013	2016	2015
	(in thousands, except share and per share data)
Consolidated statements of operations data:
Revenues	$849	$5,414	$1,404	$1,497	$557
Cost of revenues(1)	70	527	453	43	36
Gross profit	779	4,887	951	1,454	521
Operating expenses:
Research and development(1)	10,680	3,557	1,086	10,300	4,915
Selling, general and administrative(1)	7,029	2,964	1,221	3,838	3,395
Total operating expenses	17,709	6,521	2,307	14,138	8,310
Operating loss	$16,930	$1,634	$1,356	12,684	7,789
Financial expenses (income), net	(452)	9,844	1,075	(160)	(66)
Income tax	39	6	—	177	9
Net loss	$16,517	$11,484	$2,431	$12,701	$7,732
Loss per share basic and diluted(2)	$0.58	$0.79	$0.22	$0.41	$0.30
Weighted average number of ordinary shares used in computing basic and diluted loss per ordinary share	28,229	14,512	11,285	30,658	25,837

	As of June 30, 2016
	Actual	As Adjusted(4)
	(in thousands)
Consolidated balance sheet data:
Cash, cash equivalents, bank deposits and investment in marketable securities	$90,886	$141,543
Working capital(3)	74,468	125,125
Total assets	92,844	143,501
Total long-term liabilities	383	383
Total shareholders’ equity	89,516	140,173
(1)	Includes share-based compensation expenses as follows:
	Year ended December 31,			Six months ended June 30,
	2015	2014	2013	2016	2015
	(in thousands)
Cost of revenues	$2	$15	$16	$3	$1
Research and development	588	80	59	464	263
Selling, general and administrative	1,187	102	430	763	595
Total share-based compensation	$1,777	$197	$505	$1,230	$859
(2)	Basic and diluted loss per ordinary share is computed based on the basic and diluted weighted average number of ordinary shares outstanding during each period.
(3)	Working capital is defined as total current assets minus total current liabilities.
(4)	The as adjusted basis balance sheet data gives effect to our issuance and sale of $50,656,500 of ordinary shares in this offering at the public offering price of $9.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described below, on page 3 of the accompanying prospectus and under Item 3.D. - “Risk Factors” in our most recent Annual Report on Form 20-F, or in any updates in our reports on Form 6-K, together with all of the other information appearing in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein, including in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on, or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to this Offering

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We intend to use a portion of the net proceeds of this offering to fund research and development efforts to accelerate development opportunities for FMX103, but our management will have broad discretion in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways with which you would agree. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for the Company. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow. See “Use of Proceeds.”

Investors will incur immediate and substantial dilution from the public offering price.

Because the price per share of our ordinary shares being offered is substantially higher than the book value per share of our ordinary shares, you will suffer immediate and substantial dilution in the net tangible book value of the ordinary shares you purchase in this offering. After giving effect to the sale of 5,700,000 ordinary shares in this offering at the public offering price of $9.50 per share and based on our net tangible book value as of June 30, 2016, if you purchase ordinary shares in this offering, you will suffer immediate and substantial dilution of $5.65 per share with respect to the net tangible book value of the ordinary shares. See “Dilution” for a more detailed discussion of the dilution you will incur in this offering.

A substantial percentage of our outstanding shares may be sold in this offering and we may sell additional ordinary shares in the future, which could cause the price of our ordinary shares to decline.

Pursuant to this offering, we will sell 5,700,000 ordinary shares, or approximately 18% of our outstanding ordinary shares as of September 26, 2016. This sale and any future issuances or sales of a substantial number of ordinary shares in the public market, or the perception that such issuances or sales may occur, could adversely affect the price of our ordinary shares. We have issued a substantial number of ordinary shares in connection with the exercise of options and warrants to purchase our ordinary shares, including pursuant to our incentive plans, and in the future we may issue additional shares in connection with the exercise of existing options and warrants, which are eligible for, or may become eligible for, unrestricted resale. Any sale or registration of such shares in the public market or otherwise could reduce the prevailing market price for our ordinary shares, as well as make future sales of equity securities by us less attractive or even not feasible, thus limiting our capital resources.

We may need additional financing in the future. We may be unable to obtain additional financing or if we obtain financing it may not be on terms favorable to us. You may lose your entire investment.

Based on our current plans, we believe our existing cash and cash equivalents, along with cash generated from this offering, will be sufficient to fund our operating expense and capital requirements for at least two years from the date hereof, although there is no assurance of this and we may need to raise funds in the future if our capital resources are insufficient to meet future capital requirements. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities. If we must cease or reduce our operating activities, you may lose your entire investment.

Our share price may be volatile.

The market price of our ordinary shares has fluctuated in the past. Consequently, the current market price of our ordinary shares may not be indicative of future market prices, and we may be unable to sustain or increase the value of an investment in our ordinary shares.

We do not anticipate paying any dividends.

No dividends have been paid on our ordinary shares. We do not intend to pay cash dividends on our ordinary shares in the foreseeable future, and anticipate that profits, if any, generated from operations will be reinvested in our business. Any decision to pay dividends will depend upon our profitability at the time, cash available and other relevant factors including, without limitation, the conditions set forth in the Companies Law.

Your rights and responsibilities as a shareholder will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. corporations.

Since we are incorporated under Israeli law, the rights and responsibilities of our shareholders are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder in the company, or has another power with respect to the company, has a duty to act fairly towards the company. Israeli law does not define the substance of this duty of fairness and there is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the documents incorporated by reference herein and any accompanying prospectus may contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the use of forward-looking language such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “plan,” “project,” “seek,” “could,” “should” or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in any applicable prospectus or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus supplement and any applicable prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should refer to the “Risk Factors” section of this prospectus supplement, any accompanying prospectus, and our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. You should not unduly rely on any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus supplement, to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 5,700,000 ordinary shares in this offering will be approximately $50.7 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds from this offering will be approximately $58.7 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We will not receive any of the proceeds from the sale of the ordinary shares by the selling shareholders.

Our management will have broad discretion over the use of the net proceeds from the sale by us of our ordinary shares pursuant to this prospectus supplement, both in terms of the purposes for which they will be used and the amounts that will be allocated for each purpose. We intend to use the net proceeds for (i) further preclinical studies and clinical testing of our existing product candidates, (ii) other research and development efforts to accelerate development opportunities for FMX103, (iii) further expansion of development activities in support of FMX101 and FMX103 follow-on products, (iv) the expansion of product pipeline activities within the dermatology sphere, and (v) other general corporate purposes.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares have been quoted on NASDAQ under the symbol “FOMX” since September 17, 2014. Prior to that date, there was no public trading market for our ordinary shares. Our initial public offering was priced at $6.00 per share on September 17, 2014. The following table sets forth the high and low sales prices per ordinary share as reported on NASDAQ for the period indicated:

	Low	High
	(in U.S. dollars)
Annual:
2016 (through September 26, 2016)	5.48	10.40
2015	6.25	14.00
2014 (beginning September 17, 2014)	4.75	11.00
Quarterly:
Third Quarter 2016 (through September 26, 2016)	6.16	10.40
Second Quarter 2016	5.70	7.67
First Quarter 2016	5.48	8.45
Fourth Quarter 2015	6.25	9.50
Third Quarter 2015	6.62	12.20
Second Quarter 2015	8.23	14.00
First Quarter 2015	6.84	10.63
Fourth Quarter 2014	4.75	7.25
Third Quarter 2014 (beginning September 17, 2014)	5.25	11.00
Most Recent Six Months (and Most Recent Partial Month):
September 2016 (through September 26, 2016)	8.05	10.40
August 2016	7.56	8.96
July 2016	6.16	8.79
June 2016	5.70	7.42
May 2016	5.75	7.38
April 2016	6.20	7.67
March 2016	5.48	6.79

The closing price of our ordinary shares on September 26, 2016, as reported on NASDAQ, was $9.83.

DIVIDEND POLICY

We have never declared or paid dividends to our shareholders and we do not intend to pay dividends in the foreseeable future. We intend to reinvest any earnings in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, our strategic goals and plans to expand our business, applicable law and other factors that our board of directors may deem relevant.

Our ability to distribute dividends also may be limited by future contractual obligations and by Israeli law. The Companies Law restricts our ability to declare dividends. Unless otherwise approved by a court, we can distribute dividends only from “profits” (as defined by the Companies Law), and only if there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and foreseeable obligations as they become due. In addition, the payment of dividends may be subject to Israeli withholding taxes.

SELLING SHAREHOLDERS

We have registered for resale by the selling shareholders identified below 300,000 ordinary shares issued to the selling shareholders in private offerings prior to our initial public offering.

The following table sets forth:

•	the name of each selling shareholder and his position in the Company;
•	the number of ordinary shares that each selling shareholder beneficially owned prior to the offering for resale of the shares under this prospectus;
•	the maximum number of ordinary shares that may be offered for resale for the account of each selling shareholder under this prospectus, and
•	the number and percentage of ordinary shares to be beneficially owned by each selling shareholder after the offering of the shares (assuming all offered shares are sold by the selling shareholders).

None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer who should be identified as an underwriter.

Except as otherwise set forth in the footnotes, the address for the selling shareholders is our office located at 2 Holzman Street, Weizmann Science Park Rehovot 76704, Israel.

Name of selling shareholder	Position of selling shareholder	Ordinary Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Shares to be Sold	Ordinary Shares Beneficially Owned After Offering	Percentage Ownership After Offering
Dov Tamarkin(2)	Chief Executive Officer	2,979,346	200,000	2,779,346	9.0%
Meir Eini(3)	Chief Innovation Officer	3,048,266	100,000	2,948,266	9.5%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into our ordinary shares, or convertible or exercisable into our ordinary shares within 60 days of the date hereof, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, the shareholders named in the table have sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. The percentage of beneficial ownership is based on 30,899,397 ordinary shares outstanding as of September 26, 2016.
(2)	The shares offered for sale are held by Tamarkin Medical Innovation Ltd., a company owned and controlled by Dov Tamarkin.
(3)	The shares offered for sale are held by Meir Eini Holdings Ltd., a company owned and controlled by Meir Eini.

DILUTION

If you invest in our ordinary shares, you will experience immediate and substantial dilution to the extent of the difference between the public offering price of our ordinary shares and the pro forma net tangible book value per share of our ordinary shares immediately after the offering.

Our historical net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the actual number of outstanding ordinary shares. The historical net tangible book value of our ordinary shares as of June 30, 2016, was $89.5 million or $2.92 per share.

After giving effect to the sale of 5,700,000 ordinary shares in this offering at the public offering price of $9.50 per share, and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2016 would have been approximately $140.2 million, or $3.85 per share. This amount represents an immediate increase in net tangible book value of $0.93 per share as a result of this offering and an immediate dilution of approximately $5.65 per share to investors.

The following table illustrates this dilution on a per share basis to investors:

Public offering price per share		$9.50
Net tangible book value per share before this offering, as of June 30, 2016	$2.92
Increase in net tangible book value per share attributable to investors in this offering	$0.93
Pro forma net tangible book value per share after offering		$3.85
Dilution in pro forma tangible book value per share to investors		$5.65

If the underwriters exercise their option to purchase additional shares in full, and based on the public offering price of $9.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the pro forma net tangible book value per share as of June 30, 2016 after this offering would be approximately $3.98 per share, the increase in the pro forma net tangible book value per share attributable to new investors would be approximately $1.06 per share and the dilution to new investors purchasing shares in this offering would be approximately $5.52 per share.

The number of ordinary shares shown excludes as of June 30, 2016:

•	2,498,867 ordinary shares issuable upon the exercise of share options outstanding under our 2009 Israeli Share Option Plan and our 2015 Israeli Share Incentive Plan, at a weighted average exercise price of $5.57 per share and 221,205 ordinary shares issuable upon the vesting of outstanding restricted share units; and
•	1,868,038 ordinary shares issuable upon the exercise of outstanding warrants, at an exercise price of $5.04 per share.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and total capitalization as of June 30, 2016, as follows:

•	on an actual basis; and
•	on an as adjusted basis to give effect to the issuance and sale of 5,700,000 ordinary shares by us in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, but excluding ordinary shares to be offered by the selling shareholders.

The financial data in the following table should be read in conjunction with our consolidated unaudited financial information included in the report of foreign private issuer on Form 6-K furnished to the SEC on August 10, 2016, as well as other information that has been incorporated by reference in this prospectus supplement.

	As of June 30, 2016
	Actual	As Adjusted
	(unaudited)
	(in thousands of dollars)
Cash, cash equivalents, investments in marketable securities and bank deposits*	$90,886	$141,543
Shareholders’ equity:
ordinary shares of NIS 0.16 par value: 50,000,000 shares authorized, actual and as adjusted; 30,661,632 shares issued and outstanding, actual; 36,361,632 shares issued and outstanding, as adjusted	1,285	1,528
Additional paid-in capital	147,107	197,520
Accumulated other comprehensive income	55	55
Accumulated deficit	(58,931)	(58,931)
Total shareholders’ equity	89,516	140,173
Total capitalization	$92,844	$143,501
*	Including restricted investment in marketable securities.

The number of ordinary shares shown as issued and outstanding in the above table excludes as of June 30, 2016:

•	2,498,867 ordinary shares issuable upon the exercise of share options outstanding under our 2009 Israeli Share Option Plan and our 2015 Israeli Share Incentive Plan, at a weighted average exercise price of $5.57 per share and 221,205 ordinary shares issuable upon the vesting of outstanding restricted share units; and
•	1,868,038 ordinary shares issuable upon the exercise of outstanding warrants, at an exercise price of $5.04 per share.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Tax Considerations

The following is a brief summary of the material Israeli tax laws applicable to us. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our ordinary shares purchased by investors in this offering. This summary does not discuss certain tax benefits, including under the Law for Encouragement of Capital Investments, 5719-1959, to which we may become eligible in the future if certain conditions are met, for example if we establish a manufacturing facility for our products in Israel. This summary also does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, the appropriate tax authorities or the courts may not accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax, at the rate of 25% (in 2016) of a company’s taxable income. In addition, capital gains realized by Israeli companies are subject to tax at the regular corporate tax rate.

Taxation of our Non-Israeli Shareholders

Capital gains taxes applicable to non-Israeli resident shareholders. A non-Israeli resident who derives capital gains from the sale of our shares that were purchased after the shares were listed for trading on the NASDAQ is exempt from Israeli tax so long as such gains were not attributable to a permanent establishment that the non-resident maintains in Israel. In the case of a shareholder that is a corporation, in order for it to qualify as a non-Israeli resident for these purposes, it must be incorporated in, as well as managed and controlled from, a jurisdiction other than the State of Israel, and persons who are Israeli residents may neither (i) have a controlling interest (directly or indirectly, alone or together with another, or together with another Israeli resident) exceeding 25% in one or more of the means of control in such corporation nor (ii) be the beneficiaries of, or entitled to, 25% or more of the revenues or profits of such corporation, whether directly or indirectly.

Taxation of non-Israeli shareholders on receipt of dividends. Non-Israeli residents are generally subject to Israeli withholding tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, unless relief is provided in a treaty between Israel and the shareholder’s country of residence (subject to the receipt of a valid certificate from the Israel Tax Authority, allowing for such reduced withholding tax rate). With respect to a person who is considered a substantial shareholder at the time of receiving the dividend or at any time during the preceding 12 months, subject to the terms of an applicable tax treaty, the applicable withholding tax rate is 30%. Notwithstanding all of the above, an additional 2% tax might be applicable to individual shareholders on income exceeding approximately NIS 803,000 per annum (in 2016) A person is considered to be a substantial shareholder if it holds, directly or indirectly, alone or together with another affiliated party, 10% or more of a company’s means of control, which include, among other things, voting rights, the right to receive profits of the company, the right to receive proceeds upon liquidation and the right to appoint a director.

Under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty) is 25%. However, with regard to dividends paid to a U.S. resident corporation which held 10% or more of our outstanding voting rights throughout the tax year in which the dividend was distributed and which maintained its shareholdings at or above such threshold during the entire previous tax year, the maximum rate of withholding tax is generally 12.5%, provided that no more than 25% of our gross income for such preceding year consists of certain types of dividends and interest.

U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for U.S. federal income tax purposes in the amount of the taxes withheld, subject to detailed limitations under U.S. laws applicable to foreign tax credits.

A non-Israeli resident who receives dividends from which tax was withheld in full is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

In the event we declare a dividend, we may not designate the income that we may distribute in a way that will reduce shareholders’ tax liability.

U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ordinary shares. This description addresses only the U.S. federal income tax consequences to holders that are initial purchasers of our ordinary shares pursuant to the offering (including shares purchased from the selling shareholders) and that will hold such ordinary shares as capital assets. This description does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

•	banks, financial institutions or insurance companies;
•	real estate investment trusts, regulated investment companies or grantor trusts;
•	dealers or traders in securities, commodities or currencies;
•	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code (as defined below), respectively;
•	certain former citizens or long-term residents of the U.S.;
•	persons that received our shares as compensation for the performance of services;
•	persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;
•	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our shares through such an entity;
•	S corporations;
•	persons holding our ordinary shares in connection with a trade or business conducted outside the United States;
•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. Dollar; or
•	holders that own or have owned directly or indirectly 10.0% or more of the voting power or value of our shares.

Moreover, this description does not address the U.S. federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of our ordinary shares.

This description is based on the US Internal Revenue Code of 1986, as amended, or the Code, existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. The U.S. Internal Revenue Service, or the IRS, may take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares and such a position may be sustained. Holders should consult their own tax advisers concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of our ordinary shares in their particular circumstances.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S.;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

A “Non-U.S. Holder” is a beneficial owner of our ordinary shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of our ordinary shares in its particular circumstance.

Unless otherwise indicated, this discussion assumes that the Company is not, and will not become, a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes. See “—Passive Foreign Investment Company Considerations” below.

You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares.

Distributions

If you are a U.S. Holder, the gross amount of any distribution made to you with respect to our ordinary shares before reduction for any Israeli taxes withheld therefrom will generally be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. However, this will not apply to certain distributions, if any, of our ordinary shares that are distributed pro rata to all our shareholders. To the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in our ordinary shares and thereafter as either long-term or short-term capital gain depending upon whether the U.S. Holder has held our ordinary shares for more than one year as of the time such distribution is received. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, if you are a U.S. Holder you should expect that the entire amount of any distribution generally will be reported as ordinary dividend income to you. Non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ordinary shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. Moreover, such lower rate of taxation shall not apply if the Company is a PFIC for the taxable year in which it pays a dividend, or was a PFIC for the preceding taxable year. However, such dividends will not be eligible for the dividends-received deduction generally allowed to corporate U.S. Holders.

Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute, if any, generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit. Subject to certain exceptions, if you are a U.S. Holder, dividends paid to you with respect to our ordinary shares will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. However, for periods in which we are a “United Stated-owned foreign corporation,” a portion of any dividends paid by us may be treated as U.S. source solely for purposes of the foreign tax credit. We would be treated as a United States-owned foreign corporation if 50% or more of the total value or total voting power of our ordinary shares is owned, directly, indirectly or by attribution, by United States persons. To the extent any portion of our dividends is treated as U.S. source income pursuant to this rule, the ability of a U.S. Holder to claim a foreign tax credit for any Israeli withholding taxes payable in respect of our dividends may be limited. U.S. Holders should consult their own tax advisors about the effect of, and any exception available to, the special sourcing rule described in this paragraph.

Any dividends paid in a currency other than the U.S. dollar, or foreign currency, will be included in income in a U.S. dollar amount calculated by reference to the prevailing spot market exchange rate in effect on the day the dividends are received by you, regardless of whether the foreign currency is converted into U.S. dollars at that time. Any foreign currency gain or loss a U.S. Holder realizes on a subsequent conversion of the foreign currency into U.S. dollars will be U.S. source ordinary income or loss. If dividends received in foreign currency are converted into U.S. dollars on the day they are received, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Subject to the discussion below under “—Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income (or withholding) tax on dividends received by you on our ordinary shares, unless you conduct a trade or business in the U.S. and such income is effectively connected with that trade or business (or, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment or fixed base that such holder maintains in the U.S.).

Sale, Exchange or Other Disposition of Ordinary Shares

You will generally recognize gain or loss on the sale, exchange or other disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other disposition and your adjusted tax basis in our ordinary shares, and such gain or loss will be capital gain or loss. If Israeli tax is imposed on the sale, exchange or other disposition of our ordinary shares, your amount realized will include the gross amount of the proceeds of the deposits before deduction of the Israeli tax. The adjusted tax basis in an ordinary share will generally be equal to the cost of such ordinary share. If you are a non-corporate holder, capital gain from the sale, exchange or other disposition of ordinary shares is generally eligible for a preferential rate of taxation applicable to capital gains, if your holding period for such ordinary shares exceeds one year. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code.

Any such gain or loss that a holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. Because gain for the sale or other disposition of our ordinary shares will be so treated as U.S. source income, and you may use foreign tax credits to offset only the portion of U.S. federal income tax liability that is attributed to foreign source income, you may be unable to claim a foreign tax credit with respect to the Israeli tax, if any, on gains. You should consult your tax advisor as to whether the Israeli tax on gains may be creditable against your U.S. federal income tax on foreign-source income from other sources.

Subject to the discussion below under “—Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such ordinary shares unless:

•	such gain is effectively connected with your conduct of a trade or business in the U.S. (or, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base that such holder maintains in the U.S.); or
•	you are an individual and have been present in the U.S. for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Passive Foreign Investment Company Considerations

If we were to be classified as a passive foreign investment company, or PFIC, in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is “passive income”; or
•	at least 50% of the average quarterly value of its total gross assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. For publicly traded corporations, the PFIC asset test described above is applied using the fair market value of the non-U.S. corporation’s assets. For purposes of the PFIC asset test, a publicly traded non-U.S. corporation may treat the aggregate fair market value of its assets as being equal to the sum of the aggregate value of its outstanding stock, or “Market Capitalization,” and the total amount of its liabilities. We intend to take the position that the excess of a non-U.S. corporation’s Market Capitalization plus liabilities over the book value of all of its assets may generally be treated as a non-passive asset to the extent attributable to the non-passive activities of such corporation. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares, we will generally continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares, regardless of whether we continue to meet the tests described above.

Based on certain estimates of our gross income and gross assets, our intended use of proceeds of this offering, and the nature of our business, we believe that we were not classified as a PFIC for the taxable year ended December 31, 2015, and will not be classified as a PFIC for the taxable year ending December 31, 2016, although no assurances can be given. However, because PFIC status is based on our income, assets and activities for the entire taxable year and our Market Capitalization, it is not possible to determine whether we will be characterized as a PFIC for the 2016 taxable year until after the close of the year. Moreover, we must determine our PFIC status annually based on tests which are factual in nature, and our status in future years will depend on our income, assets, activities and our Market Capitalization in those years. In addition, our status as a PFIC may depend on how quickly we utilize the cash proceeds from this and previous offerings in our business. We may be considered a PFIC for any taxable year.

If we were a PFIC, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (i) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for our ordinary shares) and (ii) any gain realized on the sale or other disposition of the ordinary shares. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax, at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “—Distributions.” Certain elections may be available that would result in an alternative treatment (such as mark-to-market treatment) of our ordinary shares.

If a U.S. Holder makes the mark-to-market election, then, in lieu of being subject to the tax and interest charge rules discussed above, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

The mark-to-market election is available only if we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange.” Our ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter. The NASDAQ Global Market is a qualified exchange for this purpose. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the tax and interest charge rules discussed above with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes, including stock in any of our subsidiaries that are treated as PFICs. If a U.S. Holder makes a mark-to market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we are classified as a PFIC. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ordinary shares. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ordinary shares.

Backup Withholding Tax and Information Reporting Requirements

U.S. backup withholding tax and information reporting requirements may apply to certain payments to certain holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, our ordinary shares made within the U.S., or by a U.S. payor or U.S. middleman, to a holder of our ordinary shares, other than an exempt recipient (including a payee that is not a U.S. person that provides an appropriate certification and certain other persons). A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares within the U.S., or by a U.S. payor or U.S. middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain Holders who are individuals (and certain entities specified in U.S. Treasury Regulations) are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to ownership and disposition of our ordinary shares. You should consult your tax advisor concerning the tax consequences of your particular situation.

UNDERWRITING

Barclays Capital Inc. and Credit Suisse Securities (USA) LLC are acting as representatives of the underwriters of this offering. Under the terms of an underwriting agreement, which is filed as an exhibit to this registration statement, each of the underwriters named below has severally agreed to purchase from us and the selling shareholders the respective number of ordinary shares shown opposite its name below:

Underwriter	Number of Shares
Barclays Capital Inc.	1,800,000
Credit Suisse Securities (USA) LLC	1,800,000
Cowen and Company, LLC	1,500,000
Guggenheim Securities, LLC	900,000
Total	6,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase ordinary shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the ordinary shares offered hereby (other than those ordinary shares covered by their option to purchase additional shares as described below), if any of the shares are purchased;
•	the representations and warranties made by us and the selling shareholders to the underwriters are true;
•	there is no material change in our business or the financial markets; and
•	we and the selling shareholders deliver customary closing documents to the underwriters.

The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we and the selling shareholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us and the selling shareholders for the shares.

	Us		Selling Shareholders
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per Share	$0.57	$0.57	$0.57	$0.57
Total	$3,249,000	$3,762,000	$171,000	$171,000

The representatives have advised us that the underwriters propose to offer the ordinary shares directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.342 per share. After the offering, the representatives may change the offering price and other selling terms.

We expect that delivery of the ordinary shares will be made against payment for ordinary shares on or about the second (2nd) business day following the date of pricing of the ordinary shares (this settlement cycle being referred to as “T+2”).

The expenses of the offering that are payable by us and the selling shareholders are estimated to be $245,000 (excluding underwriting discounts and commissions). We have also agreed to reimburse the underwriters for certain of their expenses, in an amount of up to $30,000, incurred in connection with review by the Financial Industry Regulatory Authority, Inc. of the terms of this offering, as set forth in the underwriting agreement.

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of 900,000 shares from us at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We, all of our directors and executive officers and their affiliates have agreed that, for a period of 90 days after the date of this prospectus supplement, we and they will not directly or indirectly, without the prior written consent of each of Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, (1) offer for sale, sell, pledge, or otherwise dispose (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future) of any ordinary shares (including, without limitation, ordinary shares that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and ordinary shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for ordinary shares (other than the ordinary shares and shares issued pursuant to employee benefit plans, qualified share option plans, or other employee compensation plans existing on the date of this prospectus supplement), or sell or grant options, rights or warrants with respect to any ordinary shares or securities convertible into or exchangeable for ordinary shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of ordinary shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any ordinary shares or securities convertible, exercisable or exchangeable into ordinary shares or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the ordinary shares, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Syndicate covering transactions involve purchases of the ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions.
•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on NASDAQ or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing

Our ordinary shares are traded on NASDAQ under the symbol “FOMX”.

Stamp Taxes

If you purchase ordinary shares offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future perform various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt, equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the ordinary shares offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the ordinary shares or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the ordinary shares in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any ordinary shares or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of ordinary shares by it will be made on the same terms.

Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the ordinary shares are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ordinary shares which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ordinary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are qualified investors as defined under the Prospectus Directive;
•	by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares shall result in a requirement for us, the selling shareholders or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any ordinary shares under, the offers contemplated here in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter, the selling shareholders and us that:

•	it is a qualified investor as defined under the Prospectus Directive; and
•	in the case of any ordinary shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the ordinary shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the representatives of the underwriters has been given to the offer or resale or (ii) where ordinary shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation and the provision above, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Israel

This document does not constitute a prospectus under the Israeli Securities Law, and has not been filed with or approved by the Israeli Securities Authority. In Israel, this prospectus supplement and the accompanying prospectus may be distributed only to, and directed only at, investors listed in the first addendum, or the Addendum, to the Securities Law. Institutional investors are required to submit written confirmation that they fall within the scope of the Addendum. In addition, we may distribute and direct this prospectus supplement and the accompanying prospectus in Israel, at our sole discretion, to certain other exempt investors or to investors who do not qualify as institutional or exempt investors, provided that the number of such non-qualified investors in Israel shall be no greater than 35 in any 12-month period.

LEGAL MATTERS

The validity of our securities will be passed upon by Herzog Fox & Neeman, our Israeli counsel. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus supplement and any accompanying prospectus. Certain legal matters in connection with this offering will be passed upon for the underwriters by Meitar Liquornik Geva Leshem Tal, Ramat Gan, Israel, with respect to Israeli law, and by White & Case LLP, New York, New York, with respect to United States law.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel. Service of process upon us and upon our directors and officers and any Israeli experts named in this registration statement, most of whom reside in Israel, may be difficult to obtain within the United States. Furthermore, because a majority of our assets and most of our directors and officers are located in Israel, any judgment obtained in the United States against us or certain of our directors and officers may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel, Herzog Fox & Neeman, that it may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws on the grounds that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of the offerings under this prospectus supplement or any purchase or sale of securities in connection with any such offerings. Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;
•	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;
•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
•	the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;
•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;
•	an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and
•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, of which this prospectus supplement is part, with respect to the ordinary shares that we and the selling shareholders will offer. This prospectus supplement and any accompanying prospectus do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the ordinary shares we and the selling shareholders may offer. Statements we make in this prospectus supplement and any accompanying prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we are required to file annual and special reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F (File No. 001-36621) for the fiscal year ended December 31, 2015, filed with the SEC on March 2, 2016;
•	our reports of foreign private issuer on Form 6-K (SEC File No. 001-36621) furnished to the SEC on March 7, 2016; March 9, 2016; April 20, 2016; May 10, 2016; May 16, 2016; June 6, 2016; August 10, 2016; August 17, 2016 and September 12, 2016; and
•	with respect to the offering of ordinary shares under this prospectus supplement, each subsequent annual report on Form 20-F and each report of foreign private issuer on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with or furnish to the SEC on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Foamix Pharmaceuticals Ltd.
2 Holzman Street, Weizmann Science Park
Rehovot 76704, Israel
Tel: +972-8-9316233
Attention: Chief Financial Officer

PROSPECTUS

Foamix Pharmaceuticals Ltd.

$150,000,000
Ordinary Shares Offered by the Company
and up to
331,000 Ordinary Shares
Offered by the Selling Shareholders

We may from time to time offer and sell, in one or more offerings, our ordinary shares having an aggregate offering price up to $150 million. In addition, the Selling Shareholders named herein my offer, from time to time, up to 331,000 Ordinary Shares. At any time an offer of the ordinary shares covered by this prospectus is made by us or the Selling Shareholders, we will provide a prospectus supplement, if required. Any such prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

We and the Selling Shareholders may offer the ordinary shares for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. If any underwriters, dealers or agents are involved in the sale of any of the ordinary shares, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the “Plan of Distribution” and “About this Prospectus” sections for more information.

You should read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus carefully before you invest in our securities together with additional information described under the heading “Where You Can Find More Information.” Our ordinary shares are quoted on the NASDAQ Global Market under the symbol “FOMX.” The closing price of our ordinary shares, as reported on the NASDAQ Global Market on September 9, 2016, was $8.79.

Investing in our securities involves risks. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated September 23, 2016

i

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process we may, from time to time, offer and sell our ordinary shares in one or more offerings, up to an aggregate dollar amount of $150 million. In addition, the Selling Shareholders named herein my offer, from time to time, up to 331,000 Ordinary Shares. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus only provides you with a general description of our ordinary shares that we and the Selling Shareholders may offer. Each time we sell our ordinary shares, we will provide a prospectus supplement containing specific information about the offering, if required. Any such prospectus supplement may include a discussion of any risk factors or other special considerations that apply to that offering. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our ordinary shares, you should carefully read both this prospectus and any prospectus supplement together with additional information incorporated by reference herein and described under the headings “Where You Can Find More Information” and “Incorporation By Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read on the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

When acquiring any ordinary shares described in this prospectus, you should rely only on the information provided in this prospectus and in any applicable prospectus supplement, including the information incorporated by reference. Neither we nor any underwriter, dealer or agent have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering our ordinary shares in any jurisdiction where the offer or sale is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of any such document.

We and the Selling Shareholders may sell our ordinary shares to underwriters who will sell the securities to the public at a fixed offering price or at varying prices determined at the time of sale. The applicable prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers or agents and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:

“Foamix,” the “Company,” “our company,” the “Registrant,” “us,” “we” and “our” refer to Foamix Pharmaceuticals Ltd., an Israeli company, and its consolidated subsidiaries.

“Our shares,” “ordinary shares” and similar expressions refer to the Registrant’s ordinary shares, par value New Israeli Shekels 0.16 per share.

“Dollars”, “US dollars” or “$” refer to United States Dollars.

“Shekels,” and “NIS” refer to New Israeli Shekels.

“Companies Law” refers to the Israeli Companies Law, 5759-1999, as amended.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Securities Act” refers to the Securities Act of 1933, as amended.

“FINRA” refers to the Financial Industry Regulatory Authority.

“NASDAQ” refers to the NASDAQ Global Market.

“SEC” refers to the United States Securities and Exchange Commission.

OUR COMPANY

We are a clinical-stage specialty pharmaceutical company focused on the development and commercialization of proprietary, innovative and differentiated topical drugs for dermatological conditions. Our lead product candidate, FMX101 for moderate-to-severe acne, is a novel topical foam formulation of the antibiotic minocycline. Our clinically and statistically significant Phase II clinical trial results demonstrate that our minocycline foam 4%, FMX101, provides an effective reduction of inflammatory and non-inflammatory acne lesions, with no drug related systemic side effects and only a few mild and transient dermal side effects. Based on these results, we believe that FMX101 has the potential to become the new standard of care for the moderate-to-severe acne market. Acne afflicts approximately 40-50 million patients in the US annually. As of June 30, 2016, the total market size for branded prescription drugs for Acne is $3.7 billion. We have commenced two independent Phase III clinical trials in the United States for FMX101 in May 2016, and to complete such trials in 2017.

Based on the results of FMX101 for moderate-to-severe acne and the dermatological similarities between rosacea lesions and inflammatory acne lesions, we are pursuing an additional indication for a minocycline foam for rosacea, using FMX103, which is a version of FMX101 with different concentrations of minocycline. Rosacea is a chronic skin disorder characterized by facial redness and inflammatory lesions. It afflicts approximately 16 million people in the U.S. alone. The most common treatments for rosacea are topical therapies such as Metrogel®, generic metronidazole, and Finacea®, as well as oral minocycline or oral doxycycline, such as Oracea®. As of December 31 2015, the total market size for branded prescription drugs for rosacea is $1.2 billion. In September 2016 we announced the successful completion and positive results of a Phase II clinical trial for FMX103 in patients with moderate-to-severe rosacea, who randomly received either FMX103 minocycline foam 3%, FMX103 minocycline foam 1.5% or vehicle foam over a period of 12 weeks followed by a 4-week post-treatment follow-up evaluation.

We have also completed a Phase II clinical trial for FMX102, our product candidate for the treatment of impetigo. Based on its efficacy and safety profile, we believe it may present an attractive option for the treatment of impetigo, including impetigo caused by methicillin-resistant staphylococcus aureus, or MRSA. With respect to the clinical development plan of FMX102 for the treatment of impetigo, we plan to conduct a phototoxicity study later this year. Upon completion of the study, we intend to submit these results to the FDA and continue discussions regarding additional steps in the clinical development of this program.

Additionally, we are developing several other product candidates, including FDX104, a doxycycline foam for chemotherapy-induced rashes, for which we successfully completed a Phase II trial in cancer patients in 2015. There are currently no drugs approved for this indication and no FDA guidance regarding the clinical and regulatory pathway for such indication. Accordingly, we are continuing to develop the protocol and endpoints for future clinical trials as well as the pharmacology and toxicology protocols and manufacturing processes.

In September 2015, Bayer Healthcare began selling Finacea® Foam (azelaic acid 15% for the treatment of rosacea) in the U.S. Finacea® foam is a prescription foam product which was developed as part of a research and development collaboration between Foamix and Bayer, utilizing Foamix’s proprietary foam technology platform. According to our license agreement with Bayer, we are entitled to royalties and certain milestone payments upon commercialization of Finacea Foam, based on Bayer’s net sales of Finacea® Foam. We continue to see quarter over quarter growth in the royalties from Bayer.

We developed FMX101, FMX102, FMX103 and FDX104 using our proprietary technology, which includes our foam-based platforms. This technology enables us to formulate and stabilize a wide variety of drugs and deliver them directly to their target site. Our foam platforms have significant advantages over alternative delivery options and are suitable for multiple application sites, creating a potential pipeline of products across a range of conditions to drive future growth. In addition, we have entered into development and license agreements relating to our technology with various pharmaceutical companies including Bayer HealthCare AG, Merz Pharmaceuticals, LLC and Actavis PLC, which, from our inception in 2003 to June 30, 2016, have generated $20.4 million in revenues.

We are a limited liability company incorporated under the Companies Law on January 19, 2003. In September 2014, we consummated our initial public offering in the United States and listed our ordinary shares on the NASDAQ. We are registered with the Israeli Registrar of Companies in Jerusalem. Our principal executive offices are located at 2 Holzman St., Weizmann Science Park, Rehovot 7670402, Israel, and our telephone number is +972-8-9316233. The offices of our wholly owned U.S. subsidiary are located at 520 U.S. Highway 22, Bridgewater, New Jersey 08807, and its telephone number is +1-800-775-7936. Our website is www.foamixpharma.com. The information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. Our agent for service of process in the U.S. is Puglisi & Associates, located at 850 Library Ave. Suite 204, Newark, Delaware 19711, and its telephone number is +1 (302) 738-6680.

FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and any accompanying prospectus supplement may contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the use of forward-looking language such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “plan,” “project,” “seek,” “could,” “should” or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in any applicable prospectus supplement or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and any applicable prospectus supplement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should refer to the “Risk Factors” section of this prospectus, any accompanying prospectus supplement, and our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

The “Risk Factors” section of this prospectus references the principal contingencies and uncertainties to which we believe we are subject, which should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus or in any prospectus supplement.

RISK FACTORS

Investing in our ordinary shares involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 20-F, and in our updates, if any, to those risk factors in our reports of foreign private issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in a prospectus supplement) an indeterminate number of ordinary shares with an aggregate maximum offering price of $150 million. In addition, the Selling Shareholders named herein my offer, from time to time, up to 331,000 Ordinary Shares. The actual price per ordinary share that we and the Selling Shareholders will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

HISTORICAL SHARE PRICE

Our ordinary shares have been quoted on the NASDAQ under the symbol “FOMX” since September 17, 2014. Prior to that date, there was no public trading market for our ordinary shares. Our initial public offering was priced at $6.00 per share on September 17, 2014. The following table sets forth for the periods indicated the high and low closing sales prices per ordinary share as reported on NASDAQ:

	Low	High
	(in U.S. dollars)
Annual:
2016 (through September 9, 2016)	5.69	8.80
2015	6.50	13.57
2014 (beginning September 18, 2014)	5.08	7.03
Quarterly:
Third Quarter 2016 (through September 9, 2016)	6.32	8.80
Second Quarter 2016	5.92	7.49
First Quarter 2016	5.69	8.23
Fourth Quarter 2015	6.50	8.76
Third Quarter 2015	7.05	11.85
Second Quarter 2015	8.64	13.57
First Quarter 2015	7.32	10.36
Fourth Quarter 2014	5.08	7.03
Third Quarter 2014 (beginning September 18, 2014)	5.33	6.22
Most Recent Six Months (and Most Recent Partial Month):
September 2016 (through September 9, 2016)	8.57	8.79
August 2016	7.88	8.80
July 2016	6.32	8.52
June 2016	5.96	7.25
May 2016	5.92	7.29
April 2016	6.31	7.49
March 2016	5.75	6.56

The closing price of our ordinary shares, as reported on NASDAQ on September 9, 2016, was $8.79.

USE OF PROCEEDS

Our management will have broad discretion over the use of the net proceeds from the sale by us of our ordinary shares pursuant to this prospectus, both in terms of the purposes for which they will be used and the amounts that will be allocated for each purpose. Unless otherwise indicated in the applicable prospectus supplement, we anticipate using the net proceeds for (i) further preclinical studies and clinical testing of our existing product candidates, (ii) other research and development efforts in search of new product candidates, (iii) the in-licensing of individual drug candidates and drug programs, (iv) the acquisition of companies or businesses that complement ours, (v) the establishment of production facilities in Israel or abroad, and (vi) other general corporate purposes.

We will not receive any of the proceeds from the sale of the ordinary shares by the Selling Shareholders.

SELLING SHAREHOLDERS

We are registering for resale by the Selling Shareholders identified below 331,000 ordinary shares. These ordinary shares were consists of 306,000 ordinary shares issued to the Selling Shareholders in private offerings prior to our initial public offering, and 25,000 ordinary shares to be available for sale after conversion of options previously granted to the Selling Shareholders, in the manner described in the “Plan of Distribution”.

The following table sets forth:

•	the name of each Selling Shareholder and his position in the Company;
•	the number of ordinary shares that the Selling Shareholder beneficially owned prior to the offering for resale of the shares under this prospectus;
•	the maximum number of ordinary shares that may be offered for resale for the account of the Selling Shareholders under this prospectus, and
•	the number and percentage of ordinary shares to be beneficially owned by the Selling Shareholders after the offering of the shares (assuming all offered shares are sold by the Selling Shareholders).

None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer who should be identified as an underwriter. Each Selling Shareholder may offer for sale all or part of the offered shares from time to time. A Selling Shareholder is under no obligation, however, to sell any offered shares pursuant to this prospectus.

The address for the Selling Shareholders is our office located at 2 Holzman Street, Weizmann Science Park Rehovot 76704, Israel.

Name of Selling Shareholder	Position of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Shares to be Sold	Ordinary Shares Beneficially Owned After Offering	Percentage Ownership After Offering
Dov Tamarkin	Chief Executive Officer	2,979,346	200,000	2,779,346	9.0%
Meir Eini	Chief Innovation Officer	3,048,266	100,000	2,948,266	9.6%
Stanley Hirsch	Chairman of the Board of Directors	240,172	21,000	219,172	*
Ilan Hadar	Chief Financial Officer	40,394	10,000	30,394	*
*	Less than one percent.
(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into our ordinary shares, or convertible or exercisable into shares of our ordinary shares within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, the shareholders named in the table have sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. The percentage of beneficial ownership is based on 30,672,779 ordinary shares outstanding as of September 6, 2016.

CAPITALIZATION

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report of foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF ORDINARY SHARES

The following description of our ordinary shares and provisions of our amended and restated articles of association are summaries and do not purport to be complete.

The description of the ordinary shares contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the ordinary shares that we or the Selling Shareholders may offer. We will describe in the applicable prospectus supplement the particular terms of the ordinary shares offered by such prospectus supplement.

We may sell from time to time, in one or more offerings, ordinary shares. The total dollar amount of all ordinary shares that we may issue under this prospectus will not exceed $150 million. In addition, the Selling Shareholders named herein my offer, from time to time, up to 331,000 Ordinary Shares.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

General

Our authorized share capital consists of 50,000,000 ordinary shares, par value NIS 0.16 per share, of which 30,672,779 shares are issued and outstanding as of September 6, 2016.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-336881-1. Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a meeting of shareholders have the power to elect all of our directors.

Under our amended and restated Articles of Association, our board of directors must consist of at least five and not more than nine directors. At any time the minimum number of directors shall not fall below three.

Pursuant to our amended and restated Articles of Association, each of our directors are appointed by a simple majority vote of holders of our ordinary shares, participating and voting at an annual general meeting of our shareholders. Each director serves until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal by a vote of the majority voting power of our shareholders at a general meeting of our shareholders or until his or her office expires by operation of law, in accordance with the Israeli Companies Law. In addition, our amended and restated Articles of Association allow our board of directors to appoint directors to fill vacancies on the board of directors to serve until the next annual general meeting of shareholders.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two or more of our directors or one-quarter or more of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between 4 and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our articles of association;
•	appointment or termination of our auditors;
•	approval of certain related-party transactions;
•	increases or reductions of our authorized share capital;
•	a merger; and
•	the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law requires that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or other interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Israeli Companies Law and under our amended and restated articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting Rights

Quorum Requirements

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. As a foreign private issuer, the quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time or date if so specified in the notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended and restated articles of association. Under the Israeli Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder or an extraordinary transaction in which a controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s related party (even if such terms are not extraordinary), (iii) the approval or amendment of a company’s compensation policy for its officers and directors, (iv) the approval of compensation to an officer or director in deviation from the approved compensation policy, and (v) the approval of compensation of a company’s chief executive officer, require certain special majority approvals pursuant to Israeli law.

A “controlling shareholder” is defined by the Israeli Companies Law as any shareholder that has the ability to direct a company’s activities, other than merely by virtue of being an officer or director of the company. A person is presumed to be a controlling shareholder of a company with respect to any transaction proposed to be approved by the shareholders (a) if it holds or controls, by itself or together with others, 50% or more of any one of the “means of control” of the company, or (b) if it holds or controls, by itself or together with others who also possess a personal interest in the approval of the same transaction, 25% or more of the voting rights in the company if no other shareholder holds or controls more than 50% of the voting rights in the company. “Means of control” is defined as any one of (i) the right to vote at a general meeting of the company, or (ii) the right to appoint directors of the company or its chief executive officer.

Further exceptions to the simple majority vote requirement are a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization of the company pursuant to Section 350 of the Israeli Companies Law, each requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Israeli Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and annual audited financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

We currently have only one class of shares. Under the Israeli Companies Law and our amended and restated articles of association, the rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as may be set forth in our amended and restated articles of association in the future.

Registration Rights

We have entered into a registration rights agreement with certain of our shareholders as part of the Share Purchase Agreement dated May 13, 2014. Based on the information we have available to us, as of September 6, 2016, holders of a total of 353,947 of our ordinary shares, which include 295,590 ordinary shares issuable upon exercise of outstanding warrants at a price of $5.04 per share, will have the right to require us to register these shares under the Securities Act under specified circumstances and will have incidental registration rights as described below. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

Following the registration of the ordinary shares held by the Selling Shareholders pursuant to this Registration Statement, there will be no registration rights left.

Demand Registration Rights

At any time the holders of a majority of the registrable securities then outstanding may request that we file a registration statement with respect to registrable securities having an anticipated aggregate offering price, net of selling expenses, of at least $3 million. Upon receipt of such registration request, we are obligated to file a registration statement within 60 days, provided that we will not be required to effect more than two such registrations.

We will not be obligated to file a registration statement at such time if in the good faith judgment of our board of directors, such registration would be materially detrimental to the company and its shareholders, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving us; (ii) require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential; or (iii) render us unable to comply with requirements under the Securities Act or Exchange Act. In such event we may defer the requested filing for a period of not more than 90 days, during which we shall also be prohibited from registering any securities for our own account or for the account of any other shareholder, and we may not invoke this right more than once in any 12-month period. In addition, we have the right not to effect or take any action to effect a registration statement (a) during the period that is 60 days before the date of filing our registration statement, as estimated by us in good faith, and ending on a date that is 120 days after the date of such filing, and (b) if the initiating holders of the registrable securities propose to dispose of registrable securities which may all be immediately registered on Form F-3.

Form F-3 Registration Rights

If at any time when we become eligible to use a Form F-3 registration statement, the holders of a majority of the registrable securities then outstanding may request that we file a Form F-3 registration statement with respect to registrable securities having an anticipated aggregate offering price, net of selling expenses, of at least $1 million. Upon receipt of such registration request, we are obligated to file a registration statement within 60 days. However, we will not be obligated to file a Form F-3 registration statement (i) during the period that is 30 days before the date of filing our registration statement, as estimated by us in good faith, and ending on a date that is 60 days after the date of such filing, and (ii) if we had effected two Form F-3 registrations within the 12 month period immediately preceding the date of such request.

Piggyback Registration Rights

In addition, if we register any of our ordinary shares in connection with the public offering of such securities solely for cash, the holders of all registrable securities are entitled to at least 20 days’ notice of the registration and to include all or a portion of their ordinary shares in the registration. If the public offering that we are effecting is underwritten, the right of any shareholder to include shares in the registration related thereto is conditioned upon the shareholder accepting the terms of the underwriting as agreed between us and the underwriters and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of our offering. Our shareholders entitled to include their shares in this offering have waived their right to do so.

Other Provisions

We will pay all registration expenses (other than underwriting discounts and selling commissions) and the reasonable fees and expenses of a single counsel for the selling shareholders, related to any demand or piggyback registration. The demand, Form F-3 and piggyback registration rights described above will expire with respect to each holder of registrable securities upon such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder’s shares without limitation during a three-month period without registration.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company.

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (i) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (ii) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) the offeror acquired shares representing at least 5% of the voting power in the company and (ii) the number of shares tendered by shareholders who accept the offer exceeds the number of shares held by shareholders who object to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party’s shareholders. In the case of the target company, approval of the merger further requires a majority vote of each class of its shares.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the meeting of shareholders that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special

Majority approval that governs all extraordinary transactions with controlling shareholders (as described in our Annual Report on Form 20-F under “Item 10.B. Memorandum and Articles of Association—Approval of Related Party Transactions under Israeli Law—Fiduciary Duties of Directors and Executive Officers—Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions”).

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the respective values assigned to each of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger is filed with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. Currently there are no preferred shares authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law.

Borrowing Powers

Pursuant to the Israeli Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company.

Listing

Our ordinary shares are listed on the NASDAQ under the symbol “FOMX.”

Share History

The following is a summary of the history of our share capital for the last three years.

Stock Options and Restricted Share Units. Since January 1, 2013, we have issued 179,525 ordinary shares upon the exercise of stock options, at a weighted average exercise price equal to $1.92 per share (the number of ordinary shares and exercises price have been adjusted to reflect the 16-for-1 reverse share split that was effective prior to consummation of our initial public offering by means of consolidating each 16 ordinary shares par value NIS 0.01 then outstanding into one ordinary share par value NIS 0.16). In addition, we have issued 83,645 ordinary shares upon the vesting of Restricted Share Units.

Warrants. Since January 1, 2013, we have issued 546,322 ordinary shares upon the exercise of warrants, at an exercise price equal to $5.04 per share (the number of ordinary shares and exercises price have been adjusted to reflect the share split).

September 2014 Initial Public Offering. In September 2014, we closed our initial public offering of ordinary shares in the United States. Barclays Capital Inc., Cowen and Company, LLC, Oppenheimer & Co. Inc. and Maxim Group LLC acted as underwriters for the offering, in which we registered and sold 7,668,200 of our ordinary shares, which included 968,200 shares issued following the exercise of the option granted to the underwriters. The aggregate offering price of the shares registered was approximately $46 million, as was the aggregate price of the shares sold. The total expenses of the offering, including underwriting discounts and commissions, were approximately $5 million. The net proceeds that we received from the offering were approximately $41 million. The offering was conducted pursuant to our registration statement on Form F-1, SEC file number 333-198123.

April 2015 Follow-On Public Offering. In April 2015, we closed a follow-on public offering of ordinary shares in the United States. Barclays Capital Inc., Cowen and Company, LLC, Guggenheim Securities, LLC and Oppenheimer & Co. Inc. acted as underwriters for the offering, in which we registered and sold 7,419,353 of our ordinary shares, which included 967,741 shares issued following the exercise of the option granted to the underwriters. The aggregate offering price of the shares registered was approximately $69 million, as was the aggregate price of the shares sold. The total expenses of the offering, including underwriting discounts and commissions, were approximately $4.8 million. The net proceeds that we received from the offering were approximately $64.2 million. The offering was conducted pursuant to our registration statement on Form F-1, SEC file number 333-203187.

PLAN OF DISTRIBUTION

We and the Selling Shareholders may sell or distribute our ordinary shares from time to time in one or more public or private transactions:

•	through underwriters;
•	through agents;
•	to dealers;
•	directly to one or more purchasers;
•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;
•	in block trades;
•	through a combination of any of the above; and
•	any other method permitted pursuant to applicable law.

Any sale or distribution may be effected by us:

•	at market prices prevailing at the time of sale;
•	at varying prices determined at the time of sale; or
•	at negotiated or fixed prices.

At any time a particular offer of the ordinary shares is made, a prospectus supplement, if required, will be distributed and set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the ordinary shares and the proceeds to us from such sales or distribution, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

In compliance with certain guidelines of the Financial Industry Regulatory Authority, or FINRA, with respect to shelf registration statements, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus and any applicable prospectus supplement.

In addition, we may distribute the ordinary shares as a dividend or in a rights offering to our existing security holders. In some cases, we or dealers acting for us or on behalf of us may also repurchase the ordinary shares and reoffer them to the public by one or more of the methods described above.

Through Underwriters

If underwriters are used in a sale or distribution, the ordinary shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The ordinary shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the ordinary shares if any are purchased.

During and after an offering through underwriters, the underwriters may purchase and sell or distribute the ordinary shares in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the ordinary shares they sell or distribute for their account may be reclaimed by the syndicate if the syndicate repurchases the ordinary shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the ordinary shares, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

Through Agents or to Dealers

We and the Selling Shareholders may sell or distribute the ordinary shares directly or through agents we designate from time to time. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are used in any of the sales or distribution of the ordinary shares covered by this prospectus, we and the Selling Shareholders will sell those ordinary shares to dealers as principals. The dealers may then resell the ordinary shares to the public at varying prices the dealers determine at the time of resale.

Direct Sales

We and the Selling Shareholders may sell or distribute the ordinary shares directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof.

Delayed Delivery

If so indicated in a prospectus supplement, we and the Selling Shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the ordinary shares from us or the Selling Shareholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Derivative Transactions and Hedging

We the Selling Shareholders and the underwriters may engage in derivative transactions involving the ordinary shares. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the ordinary shares, hold or resell ordinary shares acquired and purchase options or futures on the ordinary shares and other derivative instruments with returns linked to or related to changes in the price of the ordinary shares. In order to facilitate these derivative transactions, we and the Selling Shareholders may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales or distributions of the ordinary shares to the public, including short sales, or by lending the ordinary shares in order to facilitate short sale transactions by others. The underwriters may also use the ordinary shares purchased or borrowed from us or others (or, in the case of derivatives, ordinary shares received from us in settlement of those derivatives) to directly or indirectly settle sales of the ordinary shares or close out any related open borrowings of the ordinary shares.

Loans of Securities

We and the Selling Shareholders may loan or pledge the ordinary shares to a financial institution or other third party that in turn may sell the ordinary shares using this prospectus and an applicable prospectus supplement.

General

Agents, dealers and direct purchasers that participate in the distribution of the offered ordinary shares may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered ordinary shares by them may be treated as underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our behalf.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, of which this prospectus is part, with respect to the ordinary shares we will offer. This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the ordinary shares we and the Selling Shareholders may offer. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we are required to file annual and special reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F (File No. 001-36621) for the fiscal year ended December 31, 2015, filed with the SEC on March 2, 2016;
•	our reports of foreign private issuer on Form 6-K (SEC File No. 001-36621) furnished to the SEC on March 7, 2016; March 9, 2016; April 20, 2016; May 10, 2016; May 16, 2016; June 6, 2016; August 10, 2016; August 17, 2016, and September 12, 2016.
•	with respect to each offering of ordinary shares under this prospectus, each subsequent annual report on Form 20-F and each report of foreign private issuer on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with or furnish to the SEC on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Foamix Pharmaceuticals Ltd.
2 Holzman Street, Weizmann Science Park
Rehovot 76704, Israel
Tel: +972-8-9316233
Attention: Chief Financial Officer

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and any Israeli experts named in this registration statement, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because a majority of our assets and most of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or certain of our directors and officers may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel, Herzog Fox & Neeman, that it may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of the offerings under this prospectus or any purchase or sale of securities in connection with any such offering(s). Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;
•	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;
•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
•	the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;
•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;
•	an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and
•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

LEGAL MATTERS

The validity of our securities will be passed upon by Herzog Fox & Neeman, our Israeli counsel. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

6,000,000 Shares

FOAMIX PHARMACEUTICALS LTD.
Ordinary Shares

PROSPECTUS SUPPLEMENT
September 28, 2016

Barclays
Credit Suisse
Cowen and Company

Guggenheim Securities